Filed Pursuant to Rule 433

Registration No. 333-206550

Final Term Sheet

May 24, 2017

THE HOME DEPOT, INC.

$500,000,000 Floating Rate Notes Due June 5, 2020

Issuer:	The Home Depot, Inc.

Title of Securities:	$500,000,000 Floating Rate Notes due June 5, 2020 (the “Floating Rate Notes”)

Principal Amount:	$500,000,000

Expected Ratings (Moody’s/S&P)*:	A2/A

Trade Date:	May 24, 2017

Settlement Date (T+7):	June 5, 2017. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Floating Rate Notes on the date hereof or the next three business days will be required, because the Floating Rate Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Floating Rate Notes on the date hereof or the next three business days, you should consult your own advisors.

Maturity Date:	June 5, 2020

Interest Rate Basis:	LIBOR

Spread:	+15 basis points

Interest Payment Dates:	Quarterly on March 5, June 5, September 5 and December 5, commencing September 5, 2017

Interest Reset Dates:	March 5, June 5, September 5 and December 5, commencing September 5, 2017

Initial Interest Determination Date:	June 1, 2017

Interest Determination Date:	Second London business day prior to each Interest Reset Date

London Business Day:	A “London business day” is any day on which dealings in United States dollars are transacted in the London interbank market

Initial Rate Determination:	Three-month LIBOR plus 15 bps, determined as of the applicable Interest Determination Date

Day Count Convention:	Actual/360

Redemption:	The Floating Rate Notes shall not be redeemable prior to their maturity.

Price to Public:	100.00%

CUSIP/ISIN:	437076BR2 / US437076BR27

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (ii) Goldman Sachs & Co. LLC, Prospectus Department, toll-free at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Filed Pursuant to Rule 433

Registration No. 333-206550

Final Term Sheet

May 24, 2017

THE HOME DEPOT, INC.

$750,000,000 1.800% Senior Notes due June 5, 2020

$750,000,000 3.900% Senior Notes due June 15, 2047

Issuer:	The Home Depot, Inc.

Title of Securities:	$750,000,000 1.800% Senior Notes due June 5, 2020 (the “Notes due 2020”) $750,000,000 3.900% Senior Notes due June 15, 2047 (the “Notes due 2047” and, together with the Notes due 2020, the “Notes”)

Principal Amount:	Notes due 2020: $750,000,000 Notes due 2047: $750,000,000

Expected Ratings (Moody’s/S&P)*:	A2/A

Trade Date:	May 24, 2017

Settlement Date (T+7):	June 5, 2017. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next three business days will be required, because the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes the date hereof or the next three business days, you should consult your own advisors.

Maturity Date:	Notes due 2020: June 5, 2020 Notes due 2047: June 15, 2047

Interest Payment Dates:	Notes due 2020: Semi-annually on each June 5 and December 5, commencing December 5, 2017 Notes due 2047: Semi-annually on each June 15 and December 15, commencing December 15, 2017

Optional Redemption:	Notes due 2020: Make-whole call at T+7 bps Notes due 2047: Prior to December 15, 2046, make-whole call at T+15 bps; par call on and after December 15, 2046

Treasury Benchmark:	Notes due 2020: 1.500% due May 15, 2020 Notes due 2047: 3.000% due February 15, 2047

Benchmark Yield:	Notes due 2020: 1.470% Notes due 2047: 2.939%

Spread to Benchmark:	Notes due 2020: 35 bps Notes due 2047: 100 bps

Reoffer Yield:	Notes due 2020: 1.820% Notes due 2047: 3.939%

Coupon:	Notes due 2020: 1.800% per annum Notes due 2047: 3.900% per annum

Price to Public:	Notes due 2020: 99.942% Notes due 2047: 99.316%

Day Count Convention:	30/360

CUSIP/ISIN:	Notes due 2020: 437076BQ4 / US437076BQ44 Notes due 2047: 437076BS0 / US437076BS00

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (ii) Goldman Sachs & Co. LLC, Prospectus Department, toll-free at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.